Pricing Supplement, dated December 26, 2007
(To the Prospectus dated January 5, 2007; Prospectus
Supplement dated February 28, 2007; and Product Prospectus
Supplement dated March 6, 2007)

================================================================================

[RBC LOGO]                                $2,922,000
                         Reverse Convertible Notes due June 30, 2008
                Linked to the Common Stock of a Single Reference Stock Issuer
                          Senior Global Medium-Term Notes, Series C

================================================================================

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement dated March 6, 2007 and the prospectus supplement dated February 28, 2007.
General: This pricing supplement relates to two (2) separate Reverse Convertible Notes ("RevCons") offerings. Each RevCon offering is a separate offering of Notes linked to one, and only one, Reference Stock. All of the Notes offered hereby are collectively referred to as the "Notes". If you wish to participate in more than one RevCon offering, you must separately purchase the applicable Notes. The Notes offered hereby do not represent Notes linked to a basket of some or all of the Reference Stocks.

Issuer:                       Royal Bank of Canada ("Royal Bank")

Pricing Date:                 December 26, 2007

Issuance Date:                December 31, 2007

Valuation Date:               June 25, 2008

Maturity Date:                June 30, 2008

Deposit Currency              U.S. Dollars

Denominations:                Minimum denomination of $1,000, and integral
                              multiples of $1,000 thereafter.

Reference Stock:

Rev-      Principal   Reference Stock             Initial Share     Ticker   Coupon    Barrier    Monitoring Method      CUSIP
----      ---------   ---------------             -------------     ------   ------    -------    -----------------      -----
Con       Amount                                  Price                       Rate      Price
---       ------                                  -----                       ----      -----
No.
---
541       $1,273,000  Simon Property Group ,Inc.  $91.31             SPG     17.95%    $63.92     Close of Trading Day   78008EQ67

542       $1,649,000  Frontline Limited           $47.51             FRO     16.40%    $28.51     Close of Trading Day   78008EQ75

Coupon Payment Dates:         The coupon will be paid on the 30th day of each
                              month during the term on the note. If that day is not a business day, then the coupon will be paid on the following business day.

Term:                         Six (6) Months

Initial Share Price:          The price of the Reference Stock on the Valuation
                              Date.

Final Share Price:            The price of the Reference Stock on the Valuation
                              Date.

Payment at Maturity (if       For each $1,000 principal amount of the Notes, the
held to maturity):            investor will receive $1,000 plus any accrued and
                              unpaid interest at maturity unless:

                              (i) the Final Stock Price is less than the Initial Stock Price; and

                              (ii)   (a) for notes subject to Intra-Day
                                     Monitoring, at any time during the
                                     Monitoring Period, the trading price of
                                     the Reference Stock is less than the
                                     Barrier Price, or

                                     (b) for notes subject to Close of Trading
                                     Day Monitoring, on any day during the
                                     Monitoring Period, the closing price of the Reference Stock is less than the Barrier Price.

                              If the conditions described in (i) and (ii) are both satisfied, then at maturity the investor will receive, instead of the principal amount of the Notes, in addition to any accrued and unpaid interest, the number of shares of the Reference Stock equal to the Physical Delivery Amount, or at our election, the cash value thereof. If we elect to deliver shares of the Reference Stock, fractional shares will be paid in cash.

                              Investors in these Notes could lose some or all of their investment at maturity if there has been a decline in the trading price of the Reference Stock.

Monitoring Period:            From and excluding the Pricing Date to and
                              including the Valuation Date

Monitoring Method:            As set forth above

Physical Delivery             For each $1,000 principal amount, a number of
Amount:                       shares of the Reference Stock equal to the
                              principal amount divided by the Initial Share
                              Price. If this number is not a round number then the number of shares of the Reference Stock to be delivered will be rounded down and the fractional part shall be paid in cash.

Secondary Market:             RBC Capital Markets Corporation (or one of its
                              affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issuance Date. The amount that an investor may receive upon sale of their Notes prior to maturity may be less than the principal amount of such Notes.

Calculation Agent:            The Bank of New York

Listing:                      None

Settlement:                   DTC; global notes

Terms Incorporated In the     All of the terms appearing above the item
Master Note:                  captioned "Secondary Market" on the cover page of
                              this pricing supplement and the terms appearing under the caption "Specific Terms of the Reverse
                              Convertible Notes" in the product supplement with respect to reverse convertible notes dated March
                              6, 2007.

Investing in the Notes involves a number of risks. See "Risk Factors" beginning on page S-1 of the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific To Your Notes" beginning on page PS-1 of the product prospectus supplement dated March 6, 2007 and "Selected Risk Considerations" in this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The price at which you purchase the notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you will experience an immediate and substantial decline in the value of your notes on the issue date.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

                                                                                           Proceeds to Royal Bank of
                                    Price to Public              Agent's Commission                 Canada
                                    ---------------              ------------------                 ------
RevCon 541                                 100%                       1.55%                        98.45%
                                      $1,273,000                     $19,731.50                 $1,253,268.50

RevCon 542                                 100%                       1.55%                        98.45%
                                      $1,649,000                     $25,559.50                 $1,623,440.50

                         RBC Capital Markets Corporation
                                December 26, 2007

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.



                     ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated January 5, 2007, as supplemented by the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated March 6, 2007, relating to our Senior Global Medium-Term Notes, Series C, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in "Risk Factors" in the prospectus supplement dated February 28, 2007 and "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated March 6, 2007, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

o    Prospectus dated January 5, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000025/
     o34295e424b3.htm

o    Prospectus Supplement dated February 28, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000285/
     o35030e424b3.htm

o    Product Prospectus Supplement dated March 6, 2007:
     http://www.sec.gov/Archives/edgar/data/1000275/000090956707000342/
     o35159e424b3.htm

Our SEC file number is 333-139359. As used in this pricing supplement, the "Company," "we," "us," or "our" refers to Royal Bank of Canada.




Hypothetical Examples of Amounts Payable at Maturity

The examples set forth below are provided for illustration purposes only. Assumptions in each of the examples are purely fictional and do not relate to any actual Reference Stock performance. The hypothetical terms do not represent the terms of an actual Note. The examples are hypothetical, and do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Reference Stock on the Valuation Date relative to its price on the Pricing Date. We cannot predict the Reference Stock performance.

The table below illustrates the payment at maturity assuming an initial investment of $1,000 if the Final Share Price (as a percentage of the Initial Share Price) were any of the hypothetical prices shown in the left column. We have assumed a Barrier Price of 80%. For this purpose, we have assumed that there will be no anti-dilution adjustments to the Final Share Price and no market disruption events. The second column shows the hypothetical payment at maturity (as a percentage of the Principal Amount) in the case where the market price of the Reference Stock does not close below the Barrier Price on any day during the Monitoring Period. The third column shows the hypothetical payment at maturity (as a percentage of the Principal Amount) in the case where the market price does close below the Barrier Price on any day during the Monitoring

Period. The fourth column shows the hypothetical Physical Delivery Amount assuming an Initial Share Price of $100 (as a number of shares of the Reference Stock). The fifth column shows the hypothetical Cash Delivery Amount (as a percentage of the Initial Share Price), should we elect to deliver the Cash Delivery Amount instead of the Physical Delivery Amount.

The prices in the left column represent hypothetical Final Share Prices and are expressed as percentages of the Initial Share Price. The amounts in the second and third columns represent the hypothetical payments at maturity, based on the corresponding hypothetical Final Share Prices.


                                    If the closing market   If the closing market
                                         price of the           price of the
                                       Reference Stock      Reference Stock falls
                                      does not fall below      below the Barrier
                                     the Barrier Price on      Price on any day       Hypothetical     Hypothetical
                                      any day during the         during the             Physical           Cash
                                      Monitoring Period:     Monitoring Period:         Delivery         Delivery
                                                                                      Amount as a       Amount as a
        Hypothetical Final               Hypothetical           Hypothetical           Number of       Percentage of
    Share Price as Percentage        Payment at Maturity    Payment at Maturity      Shares of the          the
               of                     as Percentage of        as Percentage of         Reference       Initial Share
       Initial Share Price            Principal Amount        Principal Amount           Stock            Price
       -------------------            ----------------        ----------------           -----            -----
            200.00%                       100.00%                  100.00%                n/a              n/a

            175.00%                       100.00%                  100.00%                n/a              n/a

            150.00%                       100.00%                  100.00%                n/a              n/a

            125.00%                       100.00%                  100.00%                n/a              n/a

            100.00%                       100.00%                  100.00%                n/a              n/a

             95.00%                       100.00%             Physical or Cash            10              95.00%
                                                               Delivery Amount

             90.00%                       100.00%             Physical or Cash            10              90.00%
                                                               Delivery Amount

             85.00%                       100.00%             Physical or Cash            10              85.00%
                                                               Delivery Amount

             80.00%                       100.00%             Physical or Cash            10              80.00%
                                                               Delivery Amount

             79.50%                         n/a               Physical or Cash            10              79.50%
                                                               Delivery Amount

             50.00%                         n/a               Physical or Cash            10              50.00%
                                                               Delivery Amount

             25.00%                         n/a               Physical or Cash            10              25.00%
                                                               Delivery Amount

              0.00%                         n/a               Physical or Cash            10               0.00%
                                                               Delivery Amount


The payments at maturity shown above are entirely hypothetical; they are based on market prices for the Reference Stock that may not be achieved on the Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical payments at maturity shown above, and those amounts should not be viewed as an indication of the financial return on an investment in the offered

Notes or on an investment in the Reference Stock. Please read "Additional Risk Factors Specific to Your Notes" and "Hypothetical Returns on Your Notes" in the accompanying product prospectus supplement dated March 6, 2007.

Payments on your Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on your Notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option sold, by the investor (with an implicit option premium paid over time to the investor). The discussion in this paragraph does not modify or affect the terms of the offered Notes or the United States or Canadian income tax treatment of the offered Notes as described under "Supplemental Discussion of Canadian Tax Consequences" and "Supplemental Discussion of Federal Income Tax Consequences" in the accompanying product prospectus supplement dated March 6, 2007.



Selected Purchase Considerations

o Market Disruption Events and Adjustments -- The payment at maturity and the valuation date are subject to adjustment as described in the product prospectus supplement dated March 6, 2007. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see "General Terms of the Reverse Convertible Notes--Consequences of Market Disruption Events" in the product prospectus supplement dated March 6, 2007.

o Principal At Risk -- Investors in these Notes could lose some or a substantial value of their investment at maturity if there has been a decline in the trading price of the Reference Stock.

o    Certain U.S. Federal Income Tax Considerations:

     o RevCon No. 541 (SPG): 4.23% of each stated interest payment (17.95% in total) will be treated as an interest payment and 13.72% of each stated interest payment (17.95% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

     o RevCon No. 542 (FRO): 4.23% of each stated interest payment (16.40% in total) will be treated as an interest payment and 12.17% of each stated interest payment (16.40% in total) will be treated as payment for the Put Option for U.S. federal income tax purposes.

     For further discussion of the tax consequences applicable to an investor, please see the accompanying prospectus dated January 5, 2007, prospectus supplement dated February 28, 2007 and product prospectus supplement dated March 6, 2007.



Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the section "Additional Risk Factors Specific to Your Notes" in the product prospectus supplement dated March 6, 2007. In addition to the risks described in the prospectus supplement dated February 28, 2007 and the product prospectus supplement dated March 6, 2007, you should consider the following:

o You May Lose Some or All of Your Principal Amount -- You may receive a lower payment at maturity than you would have received if you had invested in the Reference Stock directly. If the Reference Stock performance is not positive, you may receive a payment at maturity of less than the principal amount of your Notes.

o The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Royal Bank's Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity -- The price at which you purchase of the notes includes a selling concession (including a broker's commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.



Information Regarding the Issuers of the Reference Stocks

The Reference Stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC's website at www.sec.gov. In addition, information regarding the Reference Stock may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

The following information regarding the issuer of the Reference Stock is derived from publicly available information.

We make no representation or warranty as to the accuracy or completeness of reports filed by the issuer with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.

     o Simon Property Group, Inc. (Simon Property) is a large integrated real estate company, headquartered in Indianapolis, Indiana, the United States. It operates from five retail real estate platforms: regional malls, Premium Outlet Centers, The Mills, community/lifestyle centers and international properties. The Company owns or has an interest in approximately 380 properties comprising nearly 260 million square feet of gross leasable area in North America, Europe and Asia. Simon Property Group, L.P. (the Operating Partnership) is a majority owned partnership subsidiary of Simon Property that owns all of its real estate properties. On April 3, 2007, SPG-FCM Ventures, LLC, a joint venture between an entity owned by Simon Property and funds managed by Farallon Capital Management, L.L.C., completed the acquisition of The Mills Corporation.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-14469.

     o Frontline Ltd. (Frontline) is engaged primarily in the ownership and operation of oil tankers, including oil/bulk/ore (OBO) carriers. The Company operates tankers of two sizes: very large crude carriers (VLCCs), which are between 200,000 and 320,000 deadweight tons, and Suezmaxes, which are vessels between 120,000 and 170,000 deadweight tons. As of May 31, 2007, the Company operated a tanker fleet consisting of 81 vessels. The fleet consists of 40 VLCCs, which are either owned or chartered in, 21 Suezmax tankers, which are either owned or chartered in, and eight Suezmax OBOs, which are chartered in. The Company operates through subsidiaries and partnerships located in the Bahamas, Bermuda, the Cayman Islands, the Isle of Man, Liberia, Norway, Marshall Islands, Cyprus, the United Kingdom, Malta, Hong Kong and Singapore. Frontline is also involved in the charter, purchase and sale of vessels. As of January 18, 2007, Frontline Ltd. held a 33% interest in Sealift Ltd.

               o Information filed with the SEC under the Exchange Act can be located by referencing its SEC file number: 001-16601.

Historical Information

The graphs beginning on the next page set forth the historical performance of each Reference Stock. In addition, below each graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of each Reference Stock. The information provided in this table is for the four calendar quarters in each of 2004, 2005, 2006 as well as for the first three quarters of 2007 and for the period from October 1, 2007 through December 26, 2007. (If no price is provided in the table for a particular period that indicates that the Reference Stock was not traded at such time.)

We obtained the information regarding the historical performance of the Reference Stock in the charts below from Bloomberg Financial Markets and Factset Research Systems Inc.

We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets and Factset Research Systems Inc. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the market price of the Reference Stock on the Valuation Date. We cannot give you assurance that the performance of the Reference Stock will result in any return in addition to your initial investment.

                            Simon Property Group Inc.
                                     (98-07)
                                 [CHART OMITTED]



                                              High Intra-Day           Low Intra-Day             Period-End
                                               Price of the             Price of the          Closing Price of
   Period-Start           Period-End          Reference Stock          Reference Stock          the Reference
       Date                  Date                 in ($)                  in ($)                Stock in ($)
       ----                  ----                 ------                  ------                ------------
     1/1/2004             3/31/2004               58.62                   45.9                     58.44
     4/1/2004             6/30/2004               58.83                   44.39                    51.42
     7/1/2004             9/30/2004               56.76                   48.65                    53.63
    10/1/2004            12/31/2004               65.87                   53.45                    64.67

     1/1/2005             3/31/2005               65.6                    58.29                    60.58
     4/1/2005             6/30/2005               74.06                   59.29                    72.49
     7/1/2005             9/30/2005               80.97                   70.52                    74.12
    10/1/2005            12/30/2005               79.99                   65.75                    76.63

     1/1/2006             3/31/2006               88.48                   76.21                    84.14
     4/1/2006             6/30/2006               84.88                   76.14                    82.94
     7/1/2006             9/29/2006               92.35                   81.19                    90.62
    10/1/2006            12/29/2006              104.08                   89.75                   101.29

     1/1/2007             3/31/2007              123.96                   98.5                    111.25
     4/1/2007             6/30/2007              118.25                   91.12                    93.04
     7/1/2007             9/30/2007              103                      82.6                    100
    10/1/2007            12/26/2007              109                      85.64                    91.31


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                                 Frontline Ltd.
                                     (02-07)
                                 [CHART OMITTED]



                                              High Intra-Day           Low Intra-Day              Period-End
                                              Pricing of the           Pricing of the          Closing Price of
   Period-Start           Period-End          Reference Stock          Reference Stock           the Reference
       Date                  Date                  in ($)                  in ($)                Stock in ($)
       ----                  ----                  ------                  ------                ------------
     1/1/2004             3/31/2004               21.1012                 14.7573                  16.9621
     4/1/2004             6/30/2004               24.2176                 14.3223                  24.1546
     7/1/2004             9/30/2004               34.7286                 23.8256                  34.5238
    10/1/2004            12/31/2004               48.2052                 32.7753                  34.3074

     1/1/2005             3/31/2005               50.2911                 31.4382                  44.383
     4/1/2005             6/30/2005               46.421                  32.6985                  36.4484
     7/1/2005             9/30/2005               42.662                  36.8017                  39.9628
    10/1/2005            12/30/2005               40.4882                 32.5083                  34.347

     1/1/2006             3/31/2006               37.3995                 30.3217                  31.0543
     4/1/2006             6/30/2006               35.4681                 26.7054                  35.0972
     7/1/2006             9/29/2006               41.4026                 33.6784                  35.7092
    10/1/2006            12/29/2006               36.8682                 29.3295                  29.5335

     1/1/2007             3/31/2007               35.8                    27.8181                  35.5
     4/1/2007             6/30/2007               47.94                   34.26                    45.85
     7/1/2007             9/30/2007               53.09                   38.25                    48.28
    10/1/2007            12/26/2007               51.06                   37.49                    47.51


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                        Supplemental Plan of Distribution

We expect that delivery of the Notes will be made against payment for the Notes on or about December 31, 2007, which is the third business day following the Pricing Date (this settlement cycle being referred to as "T+3"). See "Plan of Distribution" in the prospectus supplement dated February 28, 2007.



Supplemental Discussion of Canadian Tax Consequences

The following section supplements the tax discussion under the accompanying prospectus dated January 5, 2007, prospectus supplement dated February 28, 2007 and product prospectus supplement dated March 6, 2007 and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus).

Based on the current administrative practices and policies of the Canada Revenue Agency, interest paid or credited or deemed for purposes of the Income Tax Act (Canada) (the "Act") to be paid or credited on a Note to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.


Anti-dilution Adjustments

Anti-dilution adjustments shall be determined according to "General Terms of the Reverse Convertible Notes--Anti-dilution Adjustments" beginning on page PS-10 of the product prospectus supplement dated March 6, 2007, except that, in connection with reverse stock splits, the Initial Reference Stock Price will not be adjusted, unless the reverse stock split occurs after the Pricing Date and on or before the Valuation Date.

               No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus, prospectus supplement or product prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus, prospectus supplement and product prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

                                   $2,922,000




                                   [RBC LOGO]
                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C

                   Reverse Convertible Notes due June 30, 2008

          Linked to the Common Stock of a Single Reference Stock Issuer



                                December 26, 2007